UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2024

MITESCO, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53601	87-0496850
(State or another jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Beachland Blvd., Suite 1377 Vero Beach, Florida 32963
(Address of principal executive offices) (Zip Code)

(844) 383-8689

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Consulting Agreement

On July 29, 2024, the Company entered into a Consulting Agreement, effective July 8, 2024, with Mr. Brian Valania, a seasoned sales professional with experience in large database software and systems including SAP as well as data center services. The Board of Directors has approved the issuance of 200,000 of restricted common stock for Mr. Valania subject to certain performance and tenure conditions including his continued employment. 100,000 of the shares are considered earned as of this date, while 50,000 will be considered earned as of December 31, 2024 and the remaining 50,000 shares will be considered earned as of June 30, 2015. A charge of $.25 per share, $50,000 in total, will be taken in the 3rd quarter of 2024 related to this issuance.

Item 5.02	Departure of Certain Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 29, 2024 the Board approved the issuance of 100,000 shares of restricted stock to each of the members of the Board of Directors in consideration of their contribution to the operations of the Company, over and above their activities on the Board. Each of the two (2) disinterested members of the Board approved the issuance for the third director. A charge of $.25 per share, $25,000 for each director, or $75,000 in total, will be taken in the 3rd quarter of 2024 related to this issuance.

Item 8.01	Other Events.

On July 30, 2024 the Company issued a press release describing the activities in its Centcore, LLC wholly owned business unit. A copy of the press release is attached to this filing as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

Exhibits	Description
99.1	Press release dated July 30, 2024
10.4	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 1, 2024	MITESCO, INC.

	By:	/s/ Mack Leath
Mack Leath
Chairman and CEO